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Exhibit 21.1

SUBSIDIARIES OF RICHARDSON ELECTRONICS, LTD.

Richardson Electronics Canada, Ltd.	Canada
Richardson Electronics (UK) Limited	United Kingdom
RESA, SNC	France
Richardson Electronique SNC	France
Richardson Electronics Italy S.R.L.	Italy
Richardson Electronics Iberica, S.A.	Spain
Richardson Electronics GmbH	Germany
Richardson Electronics K.K.	Japan
Richardson Electronics Pte Ltd.	Singapore
Richardson Electronics S.A. de C.V.	Mexico
Richardson Electronics Benelux B.V.	The Netherlands
Richardson Electronics do Brasil Ltda.	Brasil
Richardson Electronics Pty Limited	Australia
Richardson Electronics Korea Limited	Korea
Richardson Electronics (Thailand) Ltd.	Thailand
Burtek Systems Inc.	Canada
Richardson Electronics Argentina S.A.	Argentina
Richardson Electronics Colombia S.A.	Colombia
Ingenium S.R.L.	Italy
Richardson International, Inc.	United States
Richardson Electronics Trading (Shanghai) Co., Ltd.	China
Aviv-Richardson Electronics, Ltd.	Israel
Sangus Richardson A.B.	Sweden
Sangus Richardson OY	Finland
(CELTI)Composants Electroniques Technologie Internationale, SNC	France
Richardson Electronics FSC	Barbados
Baron Electronic Sales Co., Inc.	United States
Broadcast Richardson, Inc.	United States
Richardson Electronics, S.A.	Bolivia
Richardson Sweden Holding AB	Sweden
Richardson Electronics Peru S.A.	Peru
Sangus Holding AB	Sweden
REL Holdings, Inc.	United States

Richardson LLC	United States
Richardson Electronics Distribution, Inc.	United States
TRL Technologies	United States
The House of Tubes	United States
Richardson Electronics Limited	United Kingdom

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SUBSIDIARIES OF RICHARDSON ELECTRONICS, LTD.